EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of November 2, 2004 (the "Effective Date") by and between New Dragon Asia Corp., a Florida corporation (the "Company") and Kin Kwong Mak, an individual ("Executive" and, together with the Company, the "Parties").

WITNESSTH

WHEREAS, the Company wishes to ensure that it will have the benefits of Executive's services on the terms and conditions hereinafter set forth; and

WHEREAS, Executive desires to work for the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the various covenants and agreements hereinafter set forth, the Parties hereto agree as follows:

1. Employment, Acceptance and Term. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, for a term commencing on the Effective Date and, unless sooner terminated in accordance with Paragraph 5 of this Agreement, continuing until December 31, 2006 (the "Term").

2. Titles, Responsibilities and Reporting. During the Term, Executive shall serve as the Chief Financial Officer of the Company and devote his time and energy, attention, skills and ability to the business and affairs of the Company.

a. Fund raising. The capital goal during the Term is to raise US$ 8m in the first half of 2005 and US$ 8m in the second half of 2005.

b. Risk management and internal control. Build up risk management and internal control system for the Company.

c. Financial management. Strengthen the financial management of the Company to meet US SEC's requirements and release financial information timely and accura[tely]

For and on behalf of NEW DRAGON 新龍亞洲

d. Others. Conduct other work as assigned reasonably by the Company.

3. Compensation

a. Salary. During the Term, the Company shall pay Executive a base salary (the "Annual Base Salary") of US$180,000 per annum, payable monthly.

b. Stock Options.

(i) As of the Effective Date, the Company hereby grants to Executive the right (the "Option") to purchase all or part of 100,000 shares of the Common Stock of the Company after the "4 for 1" combination of shares.

(ii) The exercise price of the Option shall be $4 per share after the "4 for 1" combination of shares. (the "Option Price")

(iii) The Option shall vest immediately on the Effective Date.

(iv) The Option may be exercised at any time, and from time to time, in whole or in part until the termination thereof. The Option shall be exercised by giving the Company written notice directed to the Company, at the Company's principal place of business specifying the number of shares of Common Stock to be purchased and accompanied by payment of the Option Price therefore.

(v) Notwithstanding subparagraph 3b(iv) above, the Option shall not be exercisable, in any event, after the expiration of two (2) years from the date of the grant hereof.

(vi) Notwithstanding subparagraphs 3b(iv) and 3b(v) above, the Option and all rights of Executive to purchase to the extent not theretofore exercised shall terminate upon the first to occur of the following dates:

(A) If Executive dies during the Term, Executive's estate, or the person who acquires the Option by will or the laws of descent and distribution or otherwise by reason of the death of Executive may exercise the Option at any time during the period of one (1) year following the date of Executive's death.

(B) If the Term terminates by reason of Executive becoming Totally Disabled (as defined below), the Option may be exercised in full by Executive (or Executive's guardian or legal representative) at any time during the period of one (1) year following such termination.

(C) If Executive is terminated for Cause or resigns without Good Reason (as such terms are defined below), the Option may be exercised by Executive at any time during the period of one (1) year following such termination.

(vii) The purchase of shares of Common Stock as to which this Option is exercised shall be paid in full at the time of exercise in cash.

(viii) To the extent that the exercise of the Option or the disposition of shares of Common Stock acquired by exercise of the Option results in compensation income to Executive for federal or state income tax purposes that is subject to withholding, the Executive on behalf shall bear all these taxes.

NEW DR[illegible]ON

(ix) If all or any portion of the Option shall be exercised subsequent to any share dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization or liquidation occurring after the date hereof, as a result of which shares of any class of the capital stock of the Company shall be issued in respect of the then issued and outstanding Common Stock, or Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of the capital stock of the Company, the person or persons so exercising the Option shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares of the capital stock of the

Company which, if Common Stock (as authorized at the date hereof) had been purchased immediately prior to such event at the price per share set forth herein, such person or persons would be holding at the time of such exercise; provided; however, that no fractional share shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional shares not issued.

(x) The Option is not transferable by Executive, except in the event of his death as provided in Subsection vi(A) above, and during his lifetime is exercisable only by him. Executive shall have no rights as a stockholder of the Company with respect to shares of Common Stock subject to the Option until payment for such shares has been made in full.

(xi) The Option is granted and shall be governed by the terms of the Company's stock option plan, if any, that may be in effect from time to time; provided, however, that to the extent of any conflict between this Agreement, on the one hand, and the Company's stock option plan, on the other hand, this Agreement shall control.

4. Benefits

a. Expenses. During the Term, the Company shall promptly reimburse Executive for all out-of-pocket expenses actually incurred by him in connection with the performance of his duties hereunder.

5. Termination.

a. Termination Upon Death. If, during the Term, Executive dies, Executive's spouse or estate, as the case may be, shall be entitled to receive the Annual Base Salary up until the date of Executive's death. The Company also shall pay Executive's spouse or estate, as the case may be, any unpaid reimbursable business expenses incurred through the last day of Executive's employment by the Company.

b. Termination Upon Disability. If, during the Term, Executive should become "Totally Disabled" (as defined below), then, in such event, the Company may terminate Executive's employment. Such termination of the Term shall become effective five (5) days after the Company gives written notice of such termination to Executive, or to Executive's spouse or legal representative. If Executive is terminated as aforesaid, Executive shall be entitled to receive the Annual Base Salary through the date of termination. The Company also shall pay Executive any unpaid reimbursable business expenses incurred through the last day of Executive's employment by the Company.

For purposes of this Agreement, Executive shall be "Totally Disabled" as of the earlier of (i) the date Executive becomes entitled to receive disability benefits under any long-term disability plan of the Company, or (ii) Executive's inability to perform the duties and responsibilities contemplated under this Agreement for (A) a period of at least six (6) consecutive months or (B) shorter periods aggregating to at least twelve (12) months due to physical or mental incapacity or impairment.

c. Termination with Good Reason or Without Cause. If, during the Term, (i) Executive resigns as Chief Financial Officer of the Company for Good Reason (as defined below); or (ii) Executive's services are terminated without Cause; then immediately upon such event:

(i) The Company shall (except as set forth below) (A) continue to pay Executive the Annual Base Salary then in effect through the last day of the Term; and (B) pay Executive for unpaid reimbursable business expenses incurred through the last day of Executive's services.

(ii) All unvested portion(s) of the Option granted to Executive by the Company pursuant to Paragraph 3(b) of this Agreement shall vest and immediately become exercisable upon the effective date of such termination, but shall otherwise remain subject to all other terms and conditions specified in Paragraph 3(b) of this Agreement and the Company's stock option plan, if any, that may be in effect from time to time.

(iii) At Executive's option, and taking into account the Company's needs as a public company, an agreed upon statement will be issued to Executives and an agreed upon press release will be issued to the media concerning the departure of Executive.

For purposes of this Agreement, "Good Reason" only shall mean (i) withdrawal by the Company from Executive of any substantial part of his duties then being performed or responsibility or authority then being carried by him or a material change in Executive's reporting lines; (ii) assignment by the Company to Executive of substantial additional duties or responsibilities which are inconsistent with the duties or responsibilities then being carried by Executive; (iii) material reduction in the level of Executive's responsibility, authority, autonomy, title, compensation, perquisites, or benefits; (iv) suspension of trading of the Company's common stock in the American Stock Exchange; (v) material fraud on the part of the Company; or (vi) discontinuance of the active operations of the business of the Company, or insolvency of the Company, or the filing by or against the Company of a petition in bankruptcy or for reorganization or restructuring pursuant to applicable insolvency or bankruptcy law; or (vii) failure to make any payment due to executive under this Agreement and such failure continues for two (2) months after written notice there of to the Company from the Executive.

DRAGON

6. Binding Effect. Except as otherwise provided herein, this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, and upon Executive and her executors, administrators, heirs and legal representatives.

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7. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by binding and final arbitration in the Long Kou, Shandong Province, under the commercial arbitration rules of the People's Republic of China then existing. The decision of the arbitrators shall be final and judgment on the arbitration award may be entered in any court having jurisdiction of the subject matter over the controversy.

8. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the People's Republic of China.

9. Notices. Any notice required or permitted to be given hereunder shall be given in writing and may be given by telex, telegram, facsimile transmission or similar method if confirmed by mail as herein provided and addressed as follows:

If to the Company:	New Dragon Asia Corp. Room 3605, 36/F News Building 2 Shen Nan Zhong Road Shenzhen, PRC, 518027 Telephone: 011-86-755-2595-1100
With a copy to:	Loeb & Loeb LLP 10100 Santa Monica Boulevard, Suite 2200 Los Angeles, CA 90067 Attention: David L. Ficksman, Esq. Telephone: (310) 282-2000 Fax: (310) 282-2200
If to Executive:	Kin Kwong Mak Flat A, 17/F, Block 1 East Ocean Garden Shen Nan Road Shenzhen, PRC Telephone: 011-86-1382 3680 228

if sent postage prepaid by registered mail, return receipt requested; or by hand delivery to any party at the address of the party first above set forth. If notice, direction or instruction is given by telex, telegram or facsimile transmission or similar method or by hand delivery, it shall be deemed to have been given or made on the day on which it was given, and if mailed, shall be deemed to have been given or made on the third business day following the day after which it was mailed. Any party may, from time to time, by like notice give notice of any change of address and in such event, the address of such party shall be deemed to be changed accordingly.

10. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings.

11. Survivability. The provisions of this Agreement which by their terms call for performance subsequent to termination of the Term shall so survive any such termination.

For and on behalf of
NEW DRAGON ASIA
新龍亞洲集團
Authorized

12. Counterparts. This Agreement may be executed in two counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13. Version. The English version of this Agreement is the translation of Chinese version. Should there be any discrepancy between both versions, the Chinese version shall prevail.

IN WITNESS WHEREOF, each of the Parties hereto has duly executed this Agreement as of the date and year first above written.

For and on behalf of
NEW DRAGON ASIA CORPORATION

NEW DRAGON ASIA CORP., 公司
a Florida corporation

Authorised Signature(s)

By: ______________________
Name: Heng Jing LU
Title: Chairman, president & CEO

____
Kin Kwong MAK, an individual

SUPPLEMENTARY AGREEMENT

This SUPPLEMENTARY AGREEMENT (this "Agreement") is made and entered into effective as of June 22, 2005 (the "Effective Date") with reference to original agreement dated on November 2, 2004 (the "Original") by and between New Dragon Asia Corp., a Florida corporation (the "Company") and Peter Mak, an individual ("Executive" and, together with the Company, the "Parties").

NOW, THEREFORE, in consideration of the various covenants and agreements hereinafter set forth, the Parties hereto agree the supplementary clauses as follows:

1. Term. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, for a term extending until June 30, 2008 (the "Term") as reference to the clause No. 1 of the Original.

2. Stock Options. As of the Effective Date of this Agreement, the Company hereby grants to Executive the right (the "Option") to purchase additional 600,000 shares of the Common Stock at an exercise price of US$1.20. The term of the Option is for a period of ten years. The 2004 option to purchase 400,000 shares of Common Stock is also for a period of ten years.

3. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the People's Republic of China.

4. Notices. Any notice required or permitted to be given hereunder shall be given in writing and may be given by telex, telegram, facsimile transmission or similar method if confirmed by mail as herein provided and addressed as follows:

If to the Company:

New Dragon Asia Corp.
Suite 2808, International Chamber of Commerce Tower
Fuhua Three Road,
Shenzhen, PRC, 518048
Telephone: 86-755-8831-2115

With a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154-0037
Attention: Matthew A. Kepke
Telephone: (212) 407-4833
Fax: (212) 202-5138

If to Executive:

Peter Mak
Flat A, 17/F, Block 1
East Ocean Garden
Shenzhen, PRC
Telephone: 86-1382 3680 228

5. Counterparts. This Agreement may be executed in two counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

6. Version. The English version of this Agreement is the translation of Chinese version. Should there be any discrepancy between both versions, the Chinese version shall prevail.

IN WITNESS WHEREOF, each of the Parties hereto has duly executed this Agreement as of the date and year first above written.

NEW DRAGON ASIA CORPORATION

For and on behalf of
NEW DRAGON ASIA CORPORATION
新龍亞洲實業有限公司

By: ______________________
Authorized Signature(s)
Name: Heng Jing Lu
Title: Chairman

____
Peter Mak, an individual